                                               Filed pursuant to Rule 424(b)(2)
                                                   SEC File No. 33-64105

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 17, 1995)

$150,000,000

COLUMBIA/HCA HEALTHCARE CORPORATION

7.05% DEBENTURES DUE 2027

The Debentures will mature on December 1, 2027. Interest on the Debentures is payable semiannually on June 1 and December 1 commencing June 1, 1996. The Debentures will not be redeemable prior to maturity.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                         PRICE TO     UNDERWRITING PROCEEDS TO
                                         PUBLIC(1)    DISCOUNT     COMPANY(1)(2)
Per Debenture........................... 100.000%      .875%       99.125%
Total................................... $150,000,000  $1,312,500  $148,687,500

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(1) Plus accrued interest, if any, from December 8, 1995 to date of delivery.
(2) Before deduction of expenses payable by the Company estimated at $100,000.

The Debentures are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Debentures will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about December 8, 1995.

SALOMON BROTHERS INC
                          CS FIRST BOSTON CORPORATION
                                               J.P. MORGAN SECURITIES INC.

The date of this Prospectus Supplement is December 5, 1995.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         DESCRIPTION OF THE DEBENTURES

  The 7.05% Debentures Due 2027 (the "Debentures") offered hereby will be issued under an Indenture, dated as of December 15, 1993, between the Company and The First National Bank of Chicago, as Trustee, as supplemented from time to time (the "Indenture"). The form of the Indenture is filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. The following summary of certain provisions of the Indenture and of the Debentures (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the summaries of certain provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

  The Debentures offered hereby will be limited to $150,000,000 aggregate principal amount and will mature on December 1, 2027. The Debentures will bear interest at the rate per annum shown on the cover of this Prospectus Supplement, computed on the basis of a 360-day year of twelve 30-day months, from December 8, 1995 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on June 1 and December 1 of each year, beginning on June 1, 1996. Interest payable on any Debenture which is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Debenture is registered at the close of business on May 15 and November 15, as the case may be, preceding such interest payment date. Principal of and interest on the Debentures will initially be payable and the Debentures will be transferable at the corporate trust office of The First National Bank of Chicago, the Trustee, currently located at 14 Wall Street, New York, New York 10005, provided that payment of interest may be made at the option of the Company by checks mailed to the registered holders of the Debentures.

  The Debentures are not redeemable by the Company prior to maturity. The Debentures will be subject to defeasance and covenant defeasance as provided in the accompanying Prospectus.

  The Debentures will be issued only in registered form in denominations of $1,000 and any integral multiple thereof. The Debentures will be issued in book-entry form only. The Debentures may be presented for transfer or exchange at the corporate trust office of the Trustee in New York City. Debentures may be exchanged for Debentures of other authorized denominations. Upon surrender for exchange or transfer of any Debenture, the Trustee shall authenticate and deliver in exchange for such Debenture, a Debenture or Debentures of the appropriate series and denomination and of an equal principal amount. No service charge will be imposed upon the holder of Debentures in connection with exchanges for Debentures of a different denomination or for transfer thereof, but the Trustee may charge the party requesting any transfer, exchange or registration of the Debentures a sum sufficient to reimburse it for any stamp or other tax or other governmental charge required to be paid in connection with such transfer, exchange or registration. The Company and the Trustee may treat the person in whose name any Debenture is registered as the owner of such Debenture for all purposes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Shelf Underwriting Agreement (which incorporates by reference the terms of the Underwriting Agreement), dated December 5, 1995, between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Debentures set forth opposite its name.

                                                                     PRINCIPAL
                                                                     AMOUNT OF
       UNDERWRITER                                                   DEBENTURES
       -----------                                                  ------------
       Salomon Brothers Inc ....................................... $ 45,000,000
       CS First Boston Corporation.................................   45,000,000
       J.P. Morgan Securities Inc. ................................   45,000,000
       ABN AMRO Securities (USA) Inc. .............................    5,000,000
       Dean Witter Reynolds Inc. ..................................    5,000,000
       Furman Selz Incorporated....................................    5,000,000
                                                                    ------------
        Total...................................................... $150,000,000
                                                                    ============

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to Purchase all the Debentures offered hereby if any Debentures are purchased.

  The Underwriters propose to offer the Debentures directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession of .50% of the principal amount per Debenture. The Underwriters may allow, and such dealers may reallow, a concession not to exceed .25% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

  The Debentures are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Debentures on any securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

  The Shelf Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the Underwriters may be required to make in respect thereof.

  In the ordinary course of their respective businesses, each of the Underwriters or their affiliates have provided, and may in the future provide, investment banking services to the Company.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CON-TAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAV-ING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PRO-SPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CON-STITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

           -----------

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                           PROSPECTUS SUPPLEMENT
Description of the Debentures.......................................... S-3
Underwriting........................................................... S-4
                                 PROSPECTUS
Available Information..................................................   2
Incorporation of Certain Documents by Reference........................   2
The Company............................................................   3
Ratio of Earnings to Fixed Charges.....................................   3
Use of Proceeds........................................................   3
Description of the Debt Securities.....................................   4
Plan of Distribution...................................................  11
Legal Opinions.........................................................  11
Experts................................................................  12

$150,000,000


COLUMBIA/HCA HEALTHCARE CORPORATION

7.05% DEBENTURES DUE 2027

SALOMON BROTHERS INC
CS FIRST BOSTON CORPORATION
J.P. MORGAN SECURITIES INC.


PROSPECTUS SUPPLEMENT

DATED DECEMBER 5, 1995